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                                                                   Exhibit 10.22

                      DISTRIBUTION AND SERVICES AGREEMENT

     This Distribution and Services Agreement ("Agreement") is entered this
20th day of September, 1999 ("Effective Date") by and between OrganicNet, Inc., a corporation organized under the laws of Delaware, with its principal office at 330 Townsend Street, Suite 206, San Francisco, California 94107 (hereinafter referred to as "OrganicNet"), and Superior Consultant Company, a corporation organized under the laws of Michigan, with its principal office at 4000 Town Center, Suite 1100, Southfield, Michigan 48075 (hereinafter referred to as "SUPC" or "Superior").

     Whereas, OrganicNet owns rights in certain software and methodologies (the "OrganicNet Software"); and,

     Whereas, SUPC is a healthcare consulting firm providing Health Care Consulting Services, including Business Integration Services, as defined below.

     Whereas, SUPC desires to promote the OrganicNet Software as a preferred Application Services Provider ("ASP") solution for healthcare organizations, to obtain a license to facilitate SUPC's integration and implementation services and to be identified by OrganicNet as its services partner for the OrganicNet Software and OrganicNet's adaptable object oriented architecture ("OrganicWare") in healthcare; and,

     Whereas, OrganicNet desires to grant certain rights and licenses to SUPC, to market and provide services related to the OrganicNet Software, as provided herein;

     Now Therefore, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do mutually agree as follows:

                          SECTION 1 - DEFINITIONS

     The following defined terms used in this Agreement shall have the meanings specified in this Section 1.

     1.1 "Affiliate" means, as to either party, an entity in which the party has an ownership percentage of greater than 55%, or which has an ownership percentage of greater than 55% in the party.

     1.2 "Business Integration Services" means the implementation by SUPC of modifications, extensions and interfaces to software systems, identification of operational strategies and business changes required to take advantage of a software product, integration and implementation and conversion assistance, and organization design and conversion training, and as a general matter may include strategic systems planning, productivity improvement/work simplification, change management and training, and systems management and outsourcing.

     1.3 "Healthcare Consulting Services" means integrated management, information systems, and e-commerce related consulting services to all segments of the healthcare industry, including but not limited to information systems planning, information-systems audits, information systems outsourcing, management outsourcing, systems integration and interfaces, product design, development and implementation, management consulting, process refinement and reengineering, physician services, patient accounting and financial management consulting, nursing management consulting and reengineering, nursing informatics and total quality management (TQM/CQI) assistance. Healthcare Consulting Services includes Business Integration Services.

     1.4 "Client" means any third party that has licensed or may license the OrganicNet Software or has engaged or may engage SUPC's Healthcare Consulting Services as a result of the parties' joint marketing efforts in connection with this Agreement.

     1.5 "Direct Competitor" means any person or entity that offers products or services that are similar in nature to, with respect to OrganicNet, OrganicNet Software, and with respect to SUPC, Healthcare Consulting Services.

     1.6 "Documentation" means all functional documentation, user and system operating manuals, training materials, program descriptions, system guides, specifications, instructions and explanatory materials regarding and related to the OrganicNet Software.

     1.7   "SUPC" means SUPC and its Affiliates.

     1.8   "OrganicNet" means OrganicNet and its Affiliates.

     1.9 "OrganicNet Software" means OrganicNet's OrganicWare, including, modules, programs, configuration files, reference data files, and help files, and Evolution(TM), OrganicNet's proprietary methodology, including but not limited to OrganicNet's processes for business process reengineering, semantic modeling, use case and quality functional deployment and which are further described in Exhibit A. The OrganicNet Software includes any Third Party Software. OrganicNet Software also includes all future versions, enhancements, modifications and/or derivatives of any of the above during the term of this Agreement.

     1.10 "OrganicWare" means OrganicNet's proprietary OrganicNet oriented architecture.

     1.11 "Third Party Software" means any computer code, modules, programs, data files, or Documentation that is proprietary to or licensed by a third party to OrganicNet and that is embedded or that is inseparable from the OrganicNet Software.

                     SECTION 2 - GRANT OF SPECIFIC LICENSE

     2.1 OrganicNet hereby grants to SUPC a non-transferable (except as provided in Section 12.2 hereof) non-exclusive royalty free worldwide license to market, use, install, and display the OrganicNet Software during the term of this Agreement and strictly in accordance with its terms solely for the following purposes: (i) marketing, promoting and demonstrating the OrganicNet Software in exhibits, as appropriate in present and future SUPC facilities, and to potential Clients; (ii) developing and demonstrating implementation methodology utilizing the OrganicNet Software; (iii) developing client solutions utilizing OrganicNet Software; (iv) and training SUPC personnel.

     2.2 Unless otherwise agreed by the parties in writing, SUPC shall not sub-license the OrganicNet Software.

     2.3 OrganicNet shall make available to SUPC, at no charge, copies of the OrganicNet Software, as well as available Documentation. Further, within thirty
(30) days following commercial release of any version of the OrganicNet Software, OrganicNet shall make available to SUPC, at no charge, copies of the latest version of the OrganicNet Software, as well as available Documentation and reasonable support for SUPC's use for any and all purposes set forth in this Agreement. OrganicNet will specify the hardware required to run the OrganicNet Software. SUPC will be responsible for procuring and maintaining the hardware. Throughout the term of this Agreement, OrganicNet shall provide to SUPC updates to all such versions as they are made generally available by OrganicNet. SUPC may make copies of the OrganicNet Software as necessary solely for backup, and archival purposes, or for the uses described in Section 2.1. SUPC shall include all of OrganicNet's copyright and other proprietary rights notices contained in the OrganicNet Software as provided by OrganicNet on all such copies.

Additionally, each SUPC facility shall be entitled to receive only a single copy of the OrganicNet Software hereunder, and SUPC shall remain fully responsible, under Section 5, for such copies. SUPC shall have the right to inform its clients and prospective Clients of its relationship with OrganicNet as a marketer of the OrganicNet Software as set forth in this Agreement.

     2.4 SUPC will receive no payments of any kind from OrganicNet in connection with licenses of the OrganicNet Software, except as may be provided in a separate written agreement.

     2.5 The OrganicNet Software shall be and remain the exclusive property of OrganicNet or its third party suppliers, and SUPC shall have no rights or interest in the OrganicNet Software other than the rights expressly granted to SUPC under this Agreement. Except as otherwise expressly permitted herein, SUPC shall not (a) transfer, sublicense, lease or distribute the OrganicNet Software to any third party; (b) reverse engineer, reverse assemble, reverse compile or otherwise engage in similar manipulation of the OrganicNet Software; and (c) export or re-export the OrganicNet Software in violation of the export administration regulations of the U.S. Department of Commerce or any other applicable export law or regulation of the United States.

                SECTION 3 - MARKETING AND SERVICES ARRANGEMENTS

     3.1 In conjunction with the rights granted in Section 2.1 above, SUPC will promote the OrganicNet Software as a preferred ASP solution for healthcare organizations. OrganicNet will promote SUPC as their exclusive alliance partner for the provision of Healthcare Consulting Services ("Exclusive Alliance Partner") and OrganicNet will not offer distribution rights to any Direct Competitor of SUPC during the term of this Agreement, without SUPC's prior written approval.

     3.2 OrganicNet appoints Superior as its exclusive international provider of Healthcare Consulting Services and Business Integration Services to OrganicNet clients ("Exclusive Provider"). As OrganicNet's Exclusive Provider, Superior will be the sole provider of Healthcare Consulting Services to OrganicNet clients (whether as a sub-contractor with OrganicNet, or as a direct contractor with the OrganicNet client), unless: (1) Superior (or its subsidiaries and Affiliates) does not have competence with respect to the services; (2) Superior (or its subsidiaries and Affiliates) does not have experienced staff available on a timely basis; (3) OrganicNet's client has rejected Superior, demanded that OrganicNet contract with a third-party, or has an existing contractual obligation with a third-party; or (4) Superior declines an opportunity to provide the services.

     3.3 SUPC will use reasonable commercial efforts to promote the OrganicNet Software as a preferred ASP solution for healthcare organizations. However, OrganicNet understands that Superior may also promote and provide services relating to Direct Competitors of the OrganicNet Software. OrganicNet further understands that Superior is not obligated to promote the OrganicNet Software to any particular Client, and will do so only when Superior determines, in its sole discretion, that the OrganicNet Software is the correct solution for a particular Client.

     3.4 Notwithstanding anything to the contrary herein, OrganicNet will not be restricted from: (i) marketing its products and services to any entity that is not a Direct Competitor of Superior; or (ii) entering into alliance or marketing arrangements with any third party which is not a Direct Competitor with Superior. Notwithstanding anything to the contrary herein, SUPC will not be restricted from promoting or providing any product or service or entering into any agreement, alliance or marketing arrangement with any person, including Clients and Direct Competitor of OrganicNet.

     3.5 If SUPC provides Healthcare Consulting Services to OrganicNet clients as a sub-contractor to OrganicNet, it shall do so pursuant to the Master Service Agreement (MSA) incorporated into this Agreement as Exhibit B and Work Order(s) in the form attached as Exhibit C.

     3.6 SUPC will have the right, but not the obligation, to provide Business Integration Services and Healthcare Consulting Services and applications software related to OrganicNet's Software.
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     3.7   It is anticipated that in most instances SUPC will provide its
Business Integration Services, and OrganicNet will provide the OrganicNet Software, directly to the Client, and not as a subcontractor of the other. Each party will determine the terms of its contracts with the Client in its sole discretion. The parties may, subject to each party's written agreement, act in a prime-sub or co-prime relationship if appropriate to a particular Client opportunity. Except as provided in Section 3.5, the terms of any sub-contract or co-prime agreement shall be consistent with this Agreement, but shall otherwise be negotiated by the parties in the future.

     3.8 It is anticipated that SUPC will provide to OrganicNet or Clients on-line subscription based Healthcare Consulting Services and other such services that the parties determine are valuable to Clients, including without limitation remote application/help desk support, remote sourcing of value-added offerings, etc.

     3.9 Each party will retain 100% of the fees payable to it under any agreement with a Client.

     3.10 SUPC and OrganicNet will, within 60 days of the execution of this Agreement, jointly develop and implement a marketing and sales plan for the OrganicNet Software and transaction services and the relevant SUPC Healthcare Consulting Services and Business Integration Services offerings, which plan shall, in all material respects, be intended to further the purposes of this Agreement as expressed herein. The developed marketing and sales plan shall be Confidential Information for the purposes of Section 5 of this Agreement. The promotional plan shall be revised from time-to-time as the parties deem appropriate.

     3.11 Each party will be responsible for its own costs associated with the activities performed under this Agreement.

     3.12 SUPC and OrganicNet shall use reasonable commercial efforts to market the other party's offering through its normal marketing and distribution channels (the OrganicNet Software being OrganicNet's offering and Healthcare Consulting Services and Business Integration Services being SUPC's offering). However, neither party will have any obligation to establish or maintain a formal sales or marketing organization under this Agreement or otherwise. Neither party shall make any binding commitments to third parties relating to the offering of the other.

     3.13 SUPC and OrganicNet will share leads related to potential sales of the OrganicNet Software and OrganicNet's transaction services as well as SUPC's Business Integration Services and Healthcare Consulting Services.

     3.14 SUPC shall be entitled to elect or have elected, to OrganicNet's Board of Directors, one nominee designated by SUPC. OrganicNet further shall cause the foregoing provisions to be included in an agreement among holders of OrganicNet voting securities having not less than the minimum number of votes necessary to cause the foregoing conditions to be satisfied and the foregoing actions to be taken. SUPC and OrganicNet further agree that upon the Effective Date, two SUPC nominees to the Advisory Council of OrganicNet shall be appointed and shall serve a term running from the Effective Date to December 31, 2001.

     3.15 Nothing in this Agreement shall be deemed a commitment or obligation of OrganicNet to affect any level of revenue for SUPC's Business Integration Services.

     3.16 OrganicNet will provide initial product training to SUPC personnel, pursuant to a mutually-agreed upon training plan for the purpose of such personnel becoming knowledgeable in the features and capabilities of OrganicNet's Software. OrganicNet will provide such training to SUPC at no cost. SUPC will incur travel expenses for training of SUPC consultant staff.

     3.17 Optionally, OrganicNet may elect, at its sole discretion to provide additional training at no cost based on the opportunities that the two organizations may jointly enjoy. Such additional no charge training must be approved by OrganicNet in writing prior to the training event. SUPC will make its training facilities, including all necessary hardware available to OrganicNet at no charge for the purposes of carrying out product training. Each party shall be responsible for its direct expenses incurred to carry out all Training. At no charge to SUPC OrganicNet will provide to SUPC a reasonable number of copies of its available marketing materials (developed by OrganicNet), training and end-user documentation to allow SUPC to effectively market the OrganicNet Software and provide Business Integration Services and Healthcare

Consulting Services to Clients. Throughout the term of this Agreement, OrganicNet shall provide to SUPC any updates to all such marketing materials as OrganicNet makes such marketing materials generally available to Clients. In order for SUPC to promote the OrganicNet Software as provided for in this Agreement, such marketing materials (excluding OrganicNet's training materials and technical documentation, which may only be distributed with OrganicNet's written consent) provided by OrganicNet to SUPC can be used and distributed by SUPC to third parties without restrictions or limitations on disclosure, provided that any materials that contain any of OrganicNet's Confidential Information may be disclosed only pursuant to OrganicNet's prior written consent and an executed non-disclosure agreement copied to OrganicNet that contains provisions at least as restrictive as the provisions of Section 5.

     3.18 OrganicNet agrees to periodically brief SUPC personnel (subject to the obligations of Section 5 hereof) regarding planned or prospective technological innovations being undertaken by OrganicNet relating to the OrganicNet Software. SUPC agrees to periodically apprise OrganicNet personnel regarding planned or prospective technological innovations being undertaken by SUPC relating to its Business Integration Services, its use of the OrganicNet Software, Client feedback on the OrganicNet Software, and its views on marketplace trends and developing business needs.

     3.19 OrganicNet shall permit SUPC personnel and SUPC clients to participate in OrganicNet modeling and product development planning meetings.

     3.20 In connection with each party's marketing and promotional activities herein, OrganicNet and SUPC hereby further grant to the other during the term of this Agreement a limited non-exclusive, nontransferable, royalty-free, license to use, under the terms and conditions of this Section, each party's company name and trademarks used by each party and any name used by each party in connection with the marketing of the OrganicNet Software (with respect to OrganicNet) and the Healthcare Consulting Services and Business Integration Services (with respect to SUPC) (the "Marks"). Written approval must be obtained prior to the use of the other party's Marks for each desired use of the Mark. Such uses of SUPC's Marks will be in accordance with SUPC's policies and guidelines for its Marks. Such uses will include approved descriptions of the alliance in press releases and marketing collateral. Any press release related to this Agreement must be approved by both parties in writing in advance, not to be unreasonably withheld.

                             SECTION 4 - PAYMENTS

     4.1 Structure of Fees. The fees charged by OrganicNet to SUPC for services rendered on SUPC's Client projects shall be at least as favorable as the fees charged by OrganicNet to any third party for developing comparable projects, except for those fees charged to state or federal governments or agencies thereof. Payment terms shall be agreed upon, in writing, for each client project.

                          SECTION 5 - CONFIDENTIALITY

     5.1 During the course of this Agreement, SUPC and OrganicNet may be given access to Confidential Information. "Confidential Information" means information that (i) relates to the other's past, present, and future research, development, business activities, products, services, and technical knowledge, and (ii) has been either marked or otherwise identified in writing as confidential ("Confidential Information"). Notwithstanding the above, the OrganicNet Software and OrganicWare (including any source code (if any) furnished to SUPC hereunder) shall be considered OrganicNet's Confidential information. In connection therewith the following shall apply to all Confidential Information disclosed by either party under this Agreement:

               5.1.1 The Confidential Information of the other party may be used by the recipient only in connection with the performance of its obligations under this Agreement;

               5.1.2 Each party agrees to protect the confidentiality of the Confidential Information of the other in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind, which in no event shall be less than commercially reasonable efforts.

               5.1.3 The Confidential Information may not be copied or reproduced without the discloser's prior written consent.

               5.1.4 The Confidential Information may not be disclosed to anyone other than the recipient's employees who have a need to know such information for the purposes of this Agreement.

     5.2 All Confidential Information made available hereunder, including copies thereof, shall, upon written request, be returned or destroyed upon termination of this Agreement.

     5.3 Notwithstanding anything in this Agreement to the contrary, Confidential Information does not include information: (i) previously known to it without obligation of confidence, (ii) independently developed by it, without any use of or reference to the information disclosed, (ii) acquired by it from a third party which is not under an obligation of confidence with respect to such information, or (iv) which is or becomes publicly available through no breach of this Agreement.

     5.4 In the event either party receives a subpoena or other validly issued administrative or judicial process requesting Confidential Information of the other party, it shall provide prompt notice to the other of such receipt and cooperate with such other party in seeking appropriate protection of such Confidential Information. The party receiving the subpoena shall thereafter be entitled to comply with such subpoena or other process to the minimal extent necessary to comply therewith, acting on reasonable advice of counsel.

     5.5 During the course of this Agreement, SUPC and OrganicNet may each be given access to information of Clients of the other which is protected as confidential information under the terms of an agreement with the Client. Each party agrees to treat such Client confidential information in accordance with the terms of the applicable Client confidentiality agreement.

     5.6 Except as necessary to fulfill its obligations in relation to the activities contemplated by this Agreement, both parties agree to keep the terms of this Agreement confidential, except that either party may disclose the terms of this agreement to a third party in connection with a potential financing or a merger or acquisition involving a party, provided that such disclosure shall be pursuant to a non-disclosure agreement containing provisions at least as restrictive as the provisions of this Section 5.

                       SECTION 6 - WARRANTIES TO CLIENTS

     6.1 OrganicNet shall extend to each Client the standard warranties and indemnification for the OrganicNet Software and services that it extends to licensees or purchasers of the applicable product or service.

     6.2 As between the parties, SUPC shall remain solely responsible to Clients for the performance of the Business Integration Services or Healthcare Consulting Services. As between the parties, OrganicNet shall remain solely responsible to Clients for the performance and good working order of the OrganicNet Software and the performance of its services.

     6.3 Neither party shall make any representation or warranty to any Client with respect to the products or services provided to such Client by the other party.

     6.4 NEITHER PARTY MAKES ANY WARRANTY TO THE OTHER, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS OR SERVICES IT PROVIDES TO CLIENTS, AND BOTH PARTIES SPECIFICALLY DISCLAIM ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT THERETO.

          SECTION 7 - OWNERSHIP & PROPRIETARY RIGHTS; NON-COMPETITION

     7.1 Each party will retain ownership of all of its proprietary software or materials used in the performance of this Agreement, including but not limited to software, designs, knowledge capital and methodology and all other

Confidential Information of such party. Unless otherwise agreed to in writing, the parties will each license their own materials to the Client.

     7.2 During joint marketing activities and/or the Client engagement process materials may be developed such as certain software, products, configuration templates, presentations, software documentation, marketing collateral, methodology, work plans and training materials (collectively, "Materials"). As between the parties, the ownership and intellectual property rights to the Materials will fall into the following three categories:

               (a) OrganicNet Developed and Owned: All Materials developed by OrganicNet and any software related products (training, documentation, marketing collateral) upon which OrganicNet contributes substantially to the development of will be considered to be owned by OrganicNet.

               (b) SUPC Developed and Owned: Any Materials developed by SUPC with less than substantial involvement from OrganicNet personnel will be exclusively owned by SUPC; provided, however, that with respect to any extension or improvement of the OrganicNet Software developed by SUPC, which OrganicNet deems to be of general use to Clients (an "Improvement"), SUPC grants OrganicNet a royalty-free paid up, perpetual, exclusive, license to market, use, offer for sale, any such Improvement.

               (c) Jointly Developed: Ownership rights to Materials jointly developed by OrganicNet and SUPC will be agreed to in writing in advance. Unless specifically agreed to by the parties in writing, ownership of such jointly owned Materials will be determined by product type, as follows:

                    (i) Configurations, product demonstrations and training materials relating to the OrganicNet Software will be owned by OrganicNet. However, SUPC will have non-exclusive use of the Materials for the benefit of Clients for the term of this Agreement. OrganicNet will not provide support for such Materials, unless it incorporates such Materials in a supported release of the OrganicNet Software.

                    (ii) Other marketing material, including, presentations and marketing collateral will be jointly owned and copyrighted and may be used without restriction for the term of this Agreement subject to Section 5 hereof.

                    (iii) Methodologies, procedures, skills, technicians and know-how relating to the performance of business Integration Services and Healthcare Consulting Services will be solely owned by Superior.

     7.3 If any Materials (whether or not jointly owned by the parties) contain Confidential Information of either party, the applicable portions of such Materials will be designated as such and will be distributed only pursuant to a non-disclosure agreement containing provisions at least as restrictive as the provisions of Section 5 hereof.

     7.4 The parties will cooperate with each other and execute such other documents as may be appropriate to achieve the objectives of this Section 7. Notwithstanding the provisions of this Section 7 regarding ownership, SUPC shall have a royalty free, non-exclusive and non-transferable license to use Materials jointly developed, pursuant to Section 7.2 (c)(i) to support SUPC's marketing activities and services to Clients during the term of this Agreement.

                          SECTION 8 - REPRESENTATIONS

     SUPC warrants and represents that it has the right to grant to OrganicNet the rights purported to be granted by or pursuant to this Agreement, and has all other rights necessary for the performance of its obligations under this Agreement, without violating any rights of any other party. OrganicNet warrants and represents that it has the right to grant to SUPC the rights purported to be granted by or pursuant to this Agreement and has all other rights necessary for the performance of its obligations under this Agreement, without violating any rights of any other party.

                          SECTION 9 - INDEMNIFICATION

     9.1 OrganicNet will defend, at its expense, any action brought against SUPC, to the extent that such action is based on a claim that the OrganicNet Software infringes any issued United States patent, copyright or trade secret right of any third party resulting from the supply to SUPC by OrganicNet, or the use by SUPC or a Client, of the OrganicNet Software as delivered by OrganicNet. OrganicNet shall pay all damages and costs finally awarded against SUPC that are attributable to such claim, subject to the provisions of Section 9.4 hereof.

     9.2 SUPC will defend, at its expense, any action brought against OrganicNet, to the extent that such action is based on a claim that any of its work product infringes any issued United States patent, copyright or trade secret right of any third party resulting from the use by OrganicNet or a Client of any such work product. SUPC shall pay all damages and costs finally awarded against OrganicNet that are attributable to such claim, subject to the provisions of Section 9.4 hereof.

     9.3 SUPC and OrganicNet shall each be solely responsible for its respective products and services and any claims from Clients with respect to such products or services. SUPC and OrganicNet shall each not be responsible for the performance of the other party's products or services or any warranty claims relating to the other party's products or services. In furtherance of this obligation:

               9.3.1 OrganicNet will defend, at its expense, any action brought against SUPC, to the extent that such action is based on a claim that the OrganicNet Software or other OrganicNet product or service is defective, breaches any warranty or other contractual obligation of OrganicNet, or otherwise fails to satisfy any statutory or common-law obligation of OrganicNet.

               9.3.2 SUPC will defend, at its expense, any action brought against OrganicNet, to the extent that such action is based on a claim that a Business Integration Service is defective, breaches any warranty or other contractual obligation of SUPC, or otherwise fails to satisfy any statutory or common-law obligation of SUPC.

     9.4   The party to be indemnified under this Section 9 agrees to:

               9.4.1 promptly notify the indemnifying party of any such claim or suit by a third party and furnish the indemnifying party with a copy of each communication, notice or other action relating to such claim or suit; and

               9.4.2 permit the indemnifying party to assume sole authority to conduct the trial or settlement of such claim or suit or any negotiations related thereto at the indemnifying party's own expense; and

               9.4.3 provide information and assistance at its own expense reasonably requested by the indemnifying party in connection with such claim or suit.

     If either party fails to comply with any obligation under Section 9.4, the other party shall be relieved if its indemnity obligation under this Section 9 only if and to the extent such failure materially prejudices the indemnifying party.

     9.5 Should any software subject to the provisions of Sections 9.1 or 9.2 hereunder (an "Infringing Program") become, or in the indemnifying party's opinion be likely to become the subject of a claim, then the indemnifying party may, at its option and expense, (i) procure for the indemnified party (or a Client, as the case may be) the right to use the Infringing Program free of any liability for infringement; (ii) replace or modify the Infringing Program with a non-infringing substitute otherwise complying with all the functionality for the replaced system. If either remedy (i) or (ii) is not reasonably available to the indemnifying party, this Agreement shall be terminable at the option of the indemnified party, and the indemnifying party shall have no additional liability with respect to the Infringing Program except as provided in Section 9.1, 9.2 and 9.3, above.

     9.6 Neither party shall be obligated to defend, or be liable for costs and damages, if the claim arises out of (a) a modification of the Infringing Program other than by the indemnifying party, (b) the compliance with the specifications of the indemnified party (or a Client who is making a claim), to the extent the same go beyond specifications of software previously developed by the indemnifying party; or (c) use of the Infringing Program after the indemnified party has notice of an actual or potential claim, if such claim involves use of an Infringing Program in a form which does not include the most recent releases provided by the indemnified party under this Agreement or the distribution of which has been discontinued by the indemnified party.

     9.7 Sections 9.1, 9.2 and 9.4-9.6 sets forth both party's sole and exclusive liability, and each party's sole and exclusive remedies, with respect to any claims of infringement.

     9.8 The indemnity obligations under this Section 9 shall extend to any claims brought against an officer, director, or agent of the party entitled to indemnification.

                    SECTION 10 - LIMITATION OF LIABILITY

     Except in relation to each party's indemnification obligations specified in
Section 9 hereof and confidentiality obligations under Section 5 hereof, neither party will be liable to the other for any indirect, special, incidental, consequential, exemplary or punitive loss, damages or expenses (including lost profits or savings) regardless if whether a party has been advised of the likelihood thereof. Except in relation to each party's indemnification obligations specified in Section 9 hereof, the scope of license rights under
Section 2 hereof, and confidentiality obligations under Section 5 hereof, the limitation on each party's direct damages under this Agreement shall be one million dollars ($1,000,000.00).

                      SECTION 11 - TERM AND TERMINATION

     11.1 The initial period of this Agreement shall run through August 31, 2002. Thereafter, Superior may at its option, renew the Agreement for two additional consecutive two (2) year periods by written notice not less than sixty (60) days before the expiration of the period.

     11.2 In the event either party defaults in the performance of any material obligation hereunder, the non-defaulting party may terminate this Agreement by written notice specifying the default, which notice shall become effective thirty (30) days after the delivery of notice to the defaulting party, unless during such thirty (30) day period the default shall have been corrected by the defaulting party to the non-defaulting party's reasonable satisfaction.

     11.3 Either party may terminate this Agreement immediately upon giving notice to the other party if the other party is adjudicated as bankrupt, becomes insolvent, suffers permanent or temporary court-appointed receivership of substantially all of its property, makes a general assignment for the benefit of creditors, or suffers the filing of a voluntary or involuntary bankruptcy petition that is not dismissed within forty-five (45) days after filing. Termination under this provision will not release either party from financial obligations for services or products already completed and delivered.

     11.4 Upon termination or expiration of this Agreement, for any reason, each party shall, subject to Section 11.5, immediately:

          11.4.1 Cease holding itself out, in any manner, as affiliated with the other party, except as may be provided in any surviving separate agreement; and

          11.4.2 Discontinue any and all use of trade names and/or trademarks authorized for use under this Agreement, except as necessary for either party to fulfill its obligations to a Client existing prior to the date of termination; and

          11.4.3 Return to the other party or destroy the other party's Confidential Information in its possession unless this Agreement provides otherwise; and

          11.4.4 Reimburse the other party for any amounts due for services provided or products delivered.

     11.5 Termination of this Agreement shall not release either party from obligations to resell, sub-license or license OrganicNet Software made prior to the receipt of any notice of termination, and shall not affect existing licenses for the OrganicNet Software. Notwithstanding the provisions of this Section, each party may continue to exercise the rights and licenses granted hereunder to the extent necessary to allow such party to fulfill its obligations under agreements with Clients or included in any binding proposal to a Client outstanding at the time of termination. SUPC specifically shall retain the right to use the OrganicNet Software for as long as necessary to meet any binding obligations that SUPC has undertaken prior to the receipt of any notice of termination. SUPC shall also continue to have the right to use and access the OrganicNet Software to allow SUPC to fulfill its obligations to Clients to whom a proposal has been submitted prior to the receipt of any notice of termination.

                   SECTION 12 - ADDITIONAL CONSIDERATION

     12.1 As further consideration for Superior's agreement to promote the OrganicNet Software as a preferred ASP solution for healthcare organizations, OrganicNet agrees to issue to SUPC an option in the form attached as Exhibit B (the "Option"), to purchase 200,000 shares of OrganicNet common stock at a price of $6.00 per share, subject to approval by OrganicNet's Board of Directors. If such approval is not granted within 30 days within the Effective Date, SUPC may terminate this Agreement pursuant to Section 11.2. The Option shall be exercisable immediately upon execution of this Agreement and shall expire ten
(10) years from the date of this Agreement.

                         SECTION 13 - MISCELLANEOUS

     13.1 The parties agree that in the event of any dispute or alleged breach under this Agreement, they will work together in good faith first to resolve this matter internally by escalating it to higher levels of management and then, if necessary, to submit to binding arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof. The parties agree that all disputes arising under this Agreement and its interpretation, and not resolved in good faith first, shall be decided by binding arbitration, to be conducted before a single arbitrator in accordance with the then in-effect commercial roles of the American Arbitration Association in Southfield, Michigan. Both parties agree to accept the decision of such an arbitrator as final, and explicitly waive all rights to appeal such decision save for such grounds as are provided in the Federal Arbitration Act 9U-S-C-(S)1, in any court of the United States, its several states, or in any jurisdiction abroad. In any action or proceeding to enforce rights under this Agreement the prevailing party will be entitled to recover reasonable costs and reasonable attorneys' fees.

     13.2 Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other, which shall not be unreasonably withheld. However, either party may assign this Agreement to an Affiliate.

     13.3 Neither party shall be liable for any delays or failures in performance due to circumstances beyond its reasonable control, including failures of computers, computer-related equipment, hardware or software.

     13.4 If any provision of this Agreement is found to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

     13.5 Sections 4, 5, 6, 7, 8, 9, 10, 11 and 13 extend beyond the expiration or termination of this Agreement and shall survive and remain in effect beyond any expiration or termination.

     13.6 This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and shall become a binding agreement when each party shall have executed one counterpart.

     13.7 Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit or amplify the provisions hereof.

     13.8 Any notice or other communication given shall be in writing and shall be deemed to have been received either when delivered personally to the party for whom intended by United States mail certified mail, return receipt requested, or by a national courier service (e.g., Federal Express, or UPS), addressed to such party at the address set forth below:

          For OrganicNet:

          ORGANICNET, INC.
          330 Townsend Street, Suite 206
          San Francisco, CA 94107
          Attention: Mr. William W. Shaw, III

          For SUPC:

          SUPERIOR CONSULTANT COMPANY, INC.
          4000 Town Center, Suite 1100
          Southfield, MI 48075
          Attention: General Counsel

     Either party may designate a different address by notice to the other given in accordance herewith.

     13.9 Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between OrganicNet and SUPC. Except as specifically set forth herein, neither party shall have the power to control the activities and operations of, or contractually bind or commit, the other party, and their status with respect to one another is that of independent contractors.

     13.10 Without the prior written consent of the other party, OrganicNet and SUPC each agree to refrain from conducting employment discussions with, or hiring, directly or indirectly, the other party's employees, agents, and subcontractors who have worked on any matter under or arising out of this Agreement until twelve (12) months after the date the agent, employee, or subcontractor of the other party was last involved in any activity under or arising out of this Agreement.

     13.11 This Agreement contains the entire understanding of the parties with regard to the subject matter contained herein. OrganicNet and SUPC may, by mutual agreement in writing, amend, modify and supplement this Agreement. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     Both parties represent that they have read this Agreement, understand it, and agree to be bound by the terms and conditions stated herein.

ORGANICNET, INC.                        SUPERIOR CONSULTANT COMPANY, INC.

By: /s/ William W. Shaw III            By: /s/ Joel F. French
    --------------------------------        ---------------------------------

Name: William W. Shaw III              Name: Joel F. French
      ------------------------------          -------------------------------

Title: President                        Title: Corporate Vice President,
       -----------------------------           ------------------------------
                                               Strategic Development

Date:  9/20/99                          Date: 9/20/99
      ------------------------------          -------------------------------

                                   EXHIBIT A

     Methodology:
          Evolution(TM)
     OrganicWare(TM) (including):
     Organic Clinic(TM)
     Outcomes Partner(TM) III
     Care Partner (tentative name)
     Disease Partner (tentative name)
     Patient Recruiter (tentative name)
     OrganicNet(TM)

     Tactical Products:
          Res-Q OR(TM)
          Res-Q RN(TM)
          LINC CMA(TM)
          PSI-MED
          Surveys and Assessments -
               HEDIS
               Patient Satisfaction
               Member Satisfaction
               Disenrollment

                                   EXHIBIT B

                               Option Agreement

                             OBJECT PRODUCTS, INC.
                        NOTICE OF GRANT OF STOCK OPTION

     Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of Object Products, Inc. (the
"Corporation"):

     Optionee:                          Richard D. Helppie
     ---------

     Grant Date:                        September 17, 1999
     -----------

     Vesting Commencement Date:         Not Applicable.
     --------------------------

     Exercise Price:                    $6.00 per share
     ---------------

     Number of Option Shares:           200,000 shares of Common Stock
     ------------------------

     Expiration Date:                   September 16, 2009
     ----------------

     Type of Option:                    ____ Incentive Stock Option
     ---------------

                                         X  Non-Statutory Stock Option
                                        ----

     Date Exercisable:                  Immediately Exercisable
     -----------------

     Vesting Schedule:                  Not Applicable. The Option Shares shall
     -----------------                  be fully vested.


     Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Object Products, Inc. 1997 Stock Option/Stock Issuance Plan (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A.

     Optionee understands that any Option Shares purchased under the Option will be subject to the terms set forth in the Stock Purchase Agreement attached hereto as Exhibit B, with the exception of First Right of Refusal which is waived. Optionee further acknowledges receipt of a copy of the Plan in the form attached hereto as Exhibit C.

     In regards to language between this Notice of Grant of Stock Option and the Plan or the Stock Purchase Agreement, this Notice of Grant of Stock Option shall role.

     No Employment or Service Contract. Nothing in this Notice or in the attached Stock Option Agreement or Plan shall confer upon Optionee any right to continue its Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

     Definitions.  All capitalized terms in this Notice shall have the meaning
     -----------
assigned to them in this Notice or in the attached Stock Option Agreement.

DATED:  September 17, 1999

                                        ORGANICNET, INC.

                                        By: /s/ William W. Shaw III
                                           ------------------------------------

                                        Title:  Secretary

                                        OPTIONEE

                                        /s/ Joel F. French
                                        ---------------------------------------
                                        Superior Consulting Company, Inc.
                                        Its Corporate Vice President, Strategic
                                        Development

                                        Address:    4000 Town, Suite 1100
                                                -------------------------------
                                                    Southfield, MI  48075
                                                -------------------------------

ATTACHMENTS:
Exhibit A - Stock Option Agreement
Exhibit B - Stock Purchase Agreement
Exhibit C - 1997 Stock Option/Stock Issuance Plan

                                   EXHIBIT A

                            STOCK OPTION AGREEMENT

                               ORGANICNET, INC.

                            STOCK OPTION AGREEMENT

RECITALS

I. The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board or the board of directors of any Parent or Subsidiary and consultants and other independent advisors in the service of the Corporation (or any Parent or Subsidiary).

     A. Optionee is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation's grant of an option to Optionee.

     B. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix.

     NOW, THEREFORE, it is hereby agreed as follows:

          1. Grant of Option. The Corporation hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

          2. Option Term. This option shall have a term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

          3. Limited Transferability. This option shall be exercisable only by Optionee and shall not be assignable or transferable.

          4. Dates of Exercise. This option shall become exercisable for the Option Shares in one or more installments as specified in the Grant Notice. As the option becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

          5. Cessation of Service. The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

                    (a) Should Optionee cease to remain in Service for any reason (other than death, Disability or Misconduct) while this option is outstanding, then Optionee shall have a period of three (3) months (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

                    (b) During the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of Option Shares in which Optionee is, at the time of Optionee's cessation of Service, vested pursuant to the Vesting Schedule specified in the Grant Notice or the special vesting acceleration provisions of Paragraph 6. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any vested Option Shares for which the option has not been exercised. To the extent Optionee is not vested in the Option Shares at the time of Optionee's cessation of Service, this option shall immediately terminate and cease to be outstanding with respect to those shares.

                    (c) Should Optionee's Service be terminated for Misconduct, then this option shall terminate immediately and cease to remain outstanding.

          6.   Accelerated Vesting.

               (a) In the event of any Corporate Transaction, the Option Shares at the time subject to this option but not otherwise vested shall automatically vest in full so that this option shall, immediately prior to the effective date of the Corporate Transaction, become fully exercisable for all of those Option Shares and may be exercised for any or all of those Option Shares as fully-vested shares of Common Stock. However, the Option Shares shall not vest on such an accelerated basis if and to the extent: (i) this option is assumed by the successor corporation (or parent thereof) in the Corporate Transaction and the Corporation's repurchase rights with respect to the unvested Option Shares are assigned to such successor corporation (or parent thereof) or (ii) this option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested Option Shares at the time of the Corporate Transaction (the excess of the Fair Market Value of those Option Shares over the Exercise Price payable for such shares) and provides for subsequent payout in accordance with the same Vesting Schedule applicable to those unvested Option Shares as set forth in the Grant Notice.

               (b) Immediately following the Corporate Transaction, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) in connection with the Corporate Transaction.

               (c) If this option is assumed in connection with a Corporate Transaction, then this option shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same.

               (d) The Option Shares may also vest upon an accelerated basis in accordance with the terms and conditions of any special addendum attached to this Agreement.

               (e) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

          7. Adjustment in Option Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

          8. Stockholder Rights. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become the holder of record of the purchased shares.

          9.   Manner of Exercising Option.

               (a) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

                    (i) Execute and deliver to the Corporation a Purchase Agreement for the Option Shares for which the option is exercised, and

                    (ii) Pay the aggregate Exercise Price for the purchased shares in cash or check made payable to the Corporation.

               Should the Common Stock be registered under Section 12 of the 1934 Act at the time the option is exercised, then the Exercise Price may also be paid as follows:

                          (A) in shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

                          (B) to the extent the option is exercised for vested Option Shares, through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (a) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable Federal, state, and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

               Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Purchase Agreement delivered to the Corporation in connection with the option exercise.

                         (iii) Furnish to the Corporation appropriate
documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

                         (iv)  Execute and deliver to the Corporation such
written representations as may be requested by the Corporation in order for it to comply with the applicable requirements of Federal and state securities laws.

                         (v)   Make appropriate arrangements with the
Corporation (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state and local income and employment tax withholding requirements applicable to the option exercise.

                    (b.) As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

                    (c.) In no event may this option be exercised for any fractional shares.

               10.  Compliance with Laws and Regulations.

                    (a.) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

                    (b.) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

               11. Successors and Assigns. Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee's assigns and the legal representatives, heirs and legatees of Optionee's estate.

               12. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

               13. Construction. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

               14. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

               15. Stockholder Approval. If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may be issued under the Plan as last approved by the stockholders, then this option shall be void with respect to such excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

               16. Additional Terms Applicable to an Incentive Option. In the event this option is designated an Incentive Option in the Grant Notice, the following terms and conditions shall also apply to the grant:

                    (a.) This option shall cease to qualify for favorable tax treatment as an Incentive Option if (and to the extent) this option is exercised for one or more Option Shares: (i) more than three (3) months after the date Optionee ceases to be an Employee for any reason other than death or Permanent Disability or (ii) more than twelve (12) months after the date Optionee ceases to be an Employee by reason of Permanent Disability.

                    (b.) This option shall not become exercisable in the calendar year in which granted if (and to the extent) the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which this option would otherwise first become exercisable in such calendar year would, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock and any other securities for which one or more other Incentive Options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Corporation or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. To the extent the exercisability of this option is deferred by reason of the foregoing limitation, the deferred portion shall become exercisable in the first calendar year or years thereafter in which the One Hundred Thousand Dollar ($100,000) limitation of this Paragraph 17(b) would not be contravened, but such deferral shall in all events end immediately prior to the effective date of a Corporate Transaction in which this option is not to be assumed, whereupon the option shall become immediately exercisable as as a Non-Statutory Option for the deferred portion of the Option Shares.

               (c.) Should Optionee hold, in addition to this option, one or more other options to purchase Common Stock which become exercisable for the first time in the same calendar year as this option, then the foregoing limitations on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

                                   APPENDIX

     The following definitions shall be in effect under the Agreement:

     A.   Agreement shall mean this Stock Option Agreement.

     B.   Board shall mean the Corporation's Board of Directors.

     C.   Code shall mean the Internal Revenue Code of 1986, as amended.

     D.   Common Stock shall mean the Corporation's common stock.

     E. Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

                         (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

                         (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

     F.   Corporation shall mean Object Products, Inc., a Delaware corporation.

     G. Disability shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment and shall be determined by the Plan Administrator on the basis of such medical evidence as the Plan Administrator deems warranted under the circumstances. Disability shall be deemed to constitute Permanent Disability in the event that such Disability is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

     H. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

     I. Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

     J. Exercise Price shall mean the exercise price payable per Option Share as specified in the Grant Notice.

     K. Expiration Date shall mean the date on which the option expires as specified in the Grant Notice.

     L. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                         (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                         (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                         (iii) If the Common Stock is at the time neither listed on any Stock Exchange nor traded on the Nasdaq National Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

     M. Grant Date shall mean the date of grant of the option as specified in the Grant Notice.

     N. Grant Notice shall mean the Notice of Grant of Stock Option accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

     O. Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

     P. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by Optionee adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of Optionee or any other individual in the Service of the Corporation (or any Parent or Subsidiary).

     Q.   1934 Act shall mean the Securities Exchange Act of 1934, as amended.

     R. Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

     S. Option Shares shall mean the number of shares of Common Stock subject to the option.

     T. Optionee shall mean the person to whom the option is granted as specified in the Grant Notice.

     U. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     V.   Plan shall mean the Corporation's 1997 Stock Option/Stock Issuance
Plan.

     W. Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

     X. Purchase Agreement shall mean the stock purchase agreement in substantially the form of Exhibit B to the Grant Notice.

     Y. Service shall mean the Optionee's performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or an independent consultant.

     Z. Stock Exchange shall mean the American Stock Exchange or the New York Stock Exchange.

     AA. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     BB. Vesting Schedule shall mean the vesting schedule specified in the Grant Notice pursuant to which the Optionee is to vest in the Option Shares in a series of installments over his or her period of Service.

                                   EXHIBIT C

                           Master Service Agreement

                                                  Master Service Agreement (MSA)
                                               Superior Consultant Company, Inc.
                                                            for OrganicNet, Inc.

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          This Master Service Agreement ("MSA") is entered into this 20/th/ day of September, 1999, (the "Effective Date") between OrganicNet, Inc., a Delaware corporation, 330 Townsend Street, Suite 206, San Francisco, California 94107, ("Client") and Superior Consultant Company, Inc., 4000 Town Center Drive, Suite 1100, Southfield, Michigan 48075, as Seller ("Superior").

1.   Service Description

          Superior will provide its consultants, managers, technical personnel, and other personnel to furnish healthcare information technology, strategic and operations management consulting services, and computer program development services ("Superior's Services") in accordance with the terms and conditions stated in this MSA. All services shall be provided pursuant to Work Orders that are agreed to between the parties. The services to be provided by Superior pursuant to the Work Orders and this MSA are sometimes referred to as the "Project."

2.   Term of Master Service Agreement

(a) This MSA will begin on the Effective Date and terminate at the same time as the Distribution and Services Agreement to which the MSA is attached. The MSA may be terminated earlier pursuant to Sections 2(b)-2(c), below. The MSA may be extended by a written agreement signed by Client and Superior. The period from commencement until termination will sometimes be referred to as the Term. At the end of the Term, any Work Orders already executed by the parties shall remain in effect and this MSA shall continue in effect as to such Work Orders.

(b)  Either party may terminate the MSA or any Work Order without cause on sixty
     (60) days' prior written notice to the other.

(c) Either party may terminate this MSA or any Work Order for material breach by the other party, in accordance with the following procedure: The party claiming material breach shall provide the other party with a written notice of breach, specifying in detail the act or omission claimed to constitute the material breach. The other party shall then have thirty (30) days to cure the claimed breach. If the breaching party does not cure the breach within the cure period, then the other party shall be entitled to terminate this MSA immediately upon written notice to the other party.

(d) Superior shall be compensated for all services provided prior to the date of termination of the Work Order at Superior's hourly rate in effect at the time the Work Order was executed, provided that in the case of fixed-fee Work Orders such hourly rate compensation shall not exceed the total fixed-fee amount that would have been due upon acceptance.

3.   Work Orders

(a) All Superor's Services shall be rendered pursuant to Work Orders. To the extent of any conflict or inconsistency between the terms and conditions of a Work Order and the terms and conditions of this MSA, the terms and conditions of the Work Order will control. A Sample Work Order is attached as Schedule A.

(b) Each Work Order shall be in writing and signed by both parties, refer specifically to this MSA, and include the following information: (i) the commencement date of the Work Order and, if applicable, the termination date and other dates pertinent to Superior's performance; (ii) the scope of work (i.e., the assistance to be rendered and/or the services to be performed, and/or resources to be provided, and/or applicable deliverables, and/or obligations to be discharged by Superior); (iii) any additional obligations of Client and Superior related to the Work Order, including any

                                                  Master Service Agreement (MSA)
                                               Superior Consultant Company, INC.
                                                            for OrganicNet, Inc.

--------------------------------------------------------------------------------

     any facilities, equipment, personnel, and tasks or other support to be provided or performed; (iv) any other terms and conditions appropriate to the services to be performed and the obligations of the parties; (v) the basis (e.g., hourly rate or fixed fee) and procedure for computation, billing, and payment of professional fees and expenses. The following additional information may be included in Work Orders, as appropriate: (i) for hourly rate Work Orders, the Superior personnel or personnel classifications who will render the services, their respective hourly rates, and the starting and closing dates for performance of services; (ii) for fixed-fee Work Orders, a list of tasks to be completed, a set of milestones specifying the date by which each portion of the work specified in the Work Order will be completed, payment schedule, and acceptance criteria; (iii) for Work Orders involving computer program development, a functional specification, an operational narrative and matrix of conditions to be tested; and (iv) for Work Orders that include deliverables, the testing procedures and/or acceptance criteria, if any, to be applied to the deliverable(s).

(c) Both parties recognize that certain Work Orders may require periodic amendments, including adjustments to either party's staffing and/or fees. If such adjustments are necessary, both parties will use their best efforts to accommodate such adjustments as they arise. Any amendments must be in writing and signed by both parties.

4.   Project Organization

(a) Superior shall be responsible for organizing and staffing each Project, subject to the terms of the applicable Work Order.

(b) Superior's Engagement Manager shall have responsibility for managing Superior's performance of its obligations under the Work Order(s) and for communicating with Client regarding Project status and issues.

(c) Client shall designate an employee of sufficient management rank as Client's Project Liaison, who shall represent Client and have responsibility for ensuring that Client performs its obligations under this MSA and the Work Orders and for communicating with Superior regarding Project status and issues.

(d) Superior will advice Client of Project status on an ongoing basis through periodic written status reports, meetings, and other communications. Status reports will generally be prepared on a biweekly basis and upon the completion of the engagement, or on such other schedule as the Engagement Manager and Client's Project Liaison agree is appropriate for the Project. Status meetings and other communications shall be held as the Engagement Manager and Client's Project Liaison agree is appropriate for the Project.

(e) In addition to its Project staff, Superior shall assign a Client Services Executive, who shall have overall responsibility for guiding and supervising Superior's Services under this MSA, and for monitoring client's satisfaction with Superior's Services.

5.   Client Support

(a) The Client will, to the extent reasonably necessary for the Project(s), provide the following support to Superior:

          (i)   Access to Client staff for interviews.

          (ii) Technical support, including orientation to data processing shop standards; reasonable training on system and program development software; appropriate technical manuals, computer terminals and other reasonably necessary equipment and information; and documentation in Client's possession of procedures, system instruction manuals, and internal documentation.

                                                  Master Service Agreement (MSA)
                                               Superior Consultant Company, INC.
                                                            for OrganicNet, Inc.

--------------------------------------------------------------------------------

          (iii) When service is performed at the Client, a reasonable work environment and secretarial assistance.

          (iv) Access to computer facilities on a 24-hour per-day, seven-day-per-week basis, with the exception of normal system downtime for system maintenance and file backup. Access may be by physical entry to the facility or via telecommunications, as dictated by the needs of the Project.

          (v)   Computer operations and system software staffing.

(b) Client shall be solely responsible for protection of electronically stored data in its electronic data processing systems, by means of data backup, security devices, and procedures designed to prevent unauthorized access or damage to databases.

(c) If Superior is impeded or delayed in its performance of services under this MSA (or any Work Order hereunder) by: (i) failure of Client to meet its support obligations, (ii) unavailability of Client's computer operations and/or Client's system software staffing, or (iii) unsatisfactory performance of Client personnel assigned to Project team(s) then Superior shall be entitled to charge Client, commencing after notice to the Clients Project Liaison, at its hourly rates in effect at the time the Work Order was executed for hours lost due to such impedance or delay, or, at Clients request, and upon written notice to Superior's Engagement Manager, performance by Superior of such support functions or alternative assignments specified by the Client which shall be commensurate with the nature of the work Superior is normally engaged in, at its hourly rates in effect at the time the Work Order was executed.

6.   Non Disclosure

(a) Superior shall treat Client's Proprietary Information as confidential and will exercise reasonable care to protect it, using not less than the degree of care taken by Superior in the protection of its own confidential information. Without Client's permission, Proprietary Information will not be (i) disclosed to anyone, (ii) used for Superior's personal benefit, or
     (iii) copied or removed from Client's promises.

(b) Proprietary Information of Client shall mean and include all software programs belonging to Client, its affiliates, and licensors and license, whether in written or on magnetic media, and all design documentation, procedures manuals, program listings, source code, working papers and other documentation, methodologies reduced to writing, written strategic business plans or financial information of Client and information related to the foregoing that has been reduced to writing. Proprietary Information shall also include (i) personal or financial information regarding Client's employees, and, if Client is a healthcare provider, (ii) personal, financial, and/or medical information regarding Client's patients and staff.

(c) Client agrees that it will, at the time of disclosure to Superior, identify Proprietary Information in writing. This requirement does not apply to strategic business plans or financial Information of Client, nor to (i) personal or financial information regarding Client's employees, and, if Client is a healthcare provider, (ii) personal, financial, and/or medical information regarding Client's patients and staff.

(d) Unless otherwise specifically agreed in writing, Proprietary Information of Client does not include the following: (i) any ideas, innovations, information, techniques, procedures or methodologies developed by Superior, either prior to or in the course of this engagement with Client; (ii) any Information previously known to Superior without obligation of confidentiality; (iii) any Information that is or becomes available to or known by persons in the healthcare information management Industry through no fault or wrongdoing of Superior; or (iv) any information developed

                                                  Master Service Agreement (MSA)
                                               Superior Consultant Company, INC.
                                                            for OrganicNet, Inc.

--------------------------------------------------------------------------------

     independently by Superior without reference to Proprietary Information.

(e) Client shall treat and shall obligate its personnel to treat, as confidential and proprietary to Superior, all Innovations (as defined in (S)7(b)), the content of this MSA and any Work Orders, the business and financial relationship of Client and Superior, and any other Proprietary Information of Superior identified by Superior in writing as confidential or proprietary.

(f) Superior does not wish to have access to proprietary or confidential material owned by any third party, except as herein expressly provided. Client agrees not to disclose any confidential or Proprietary Information of any third party to Superior in any way that is not consistent with the terms of any licensing agreement or other legal rights of the third party.

7.   Ownership.

(a) Client shall have exclusive ownership of all work product, documentation, computer programs, source code, software products, reports, or other work product reduced to written, magnetic, or other tangible form ("Work Product") that are developed, discovered, conceived, or introduced by Superior in the course of providing services under this MSA.

(b) Superior shall have exclusive ownership of all ideas, techniques, methodologies, procedures, skills, innovations, or know-how ("Innovations") developed or introduced by Superior in the course of performing services under this MSA.

          (i) Superior grants to Client a non-exclusive, non-transferable, limited, perpetual, and royalty-free license to use such Innovations solely in the normal course of Client's business as a healthcare services provider. This license also extends to any entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, Client.

8.   Professional Fees.

Professional fees shall be paid on an hourly rate basis, unless specified differently in a Work Order.

     8.1  Hourly Rate Fees.

     Hourly rate fees will be computed based upon actual time devoted to servicing the Client, including travel time. Travel time is measured from the time Superior's personnel leave Superior's office or their home until arrival at the work site or hotel, and vice versa.

     Rates for hourly professional fees will adhere to the Fee Schedule, attached as Schedule B, during the first twelve (12) months of this MSA. Rates thereafter may be adjusted subject to a maximum 10% annual increase, or the annual rise in the national consumer price index, whichever is greater.

     Each biweekly billing for hourly rate assignments shall include a list of each hourly rate Work Order worked on and, for each such Work Order, a list of the personnel performing services, the job classifications, and the hourly rate charged for each.

     Superior shall maintain time records for all Superior personnel assigned to the Project that shall indicate the name of the individual, job title, date, number of hours worked, and the task worked on. Such records shall be made available to the Client upon the Client's request.

     8.2  Fixed-Fee Assignments

     Professional fees on fixed-fee Work Orders shall be paid as described in the Work Order.

9.   Reimbursable Expenses

In addition to, and distinct from, professional fees as described above, the Client will also reimburse Superior for all reasonable travel and project expenses according to the Reimbursable Expense Schedule attached as Schedule C.

                                                  Master Service Agreement (MSA)
                                               Superior Consultant Company, INC.
                                                            for OrganicNet, Inc.

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Superior will use commercially reasonable efforts to minimize reimbursable expenses.

10.  Invoicing and Payment Schedule

Superior will render invoices biweekly for (i) for professional fees on hourly rate Work Orders, and (ii) reimbursable expenses. Biweekly billing periods begin on Sundays and end on the second Saturday following.

Superior will render invoices for fixed-fee Work Orders in accordance with the terms of this MSA and the payment and milestone schedule set forth in the applicable Work Order.

Payment is due in full upon rendering of invoice. If payment is not received by Superior within thirty (30) days after payment is due, interest on the amount owing will accrue at the rate of 1-1/2% per month, or the maximum interest rate allowed by law, whichever is less, until the amount owing is paid in full. If collection efforts are required, the Client agrees to pay Superior the reasonable cost and expenses of collection, including attorneys' fees.

11.  Acceptance Testing

This section applies only to fixed-fee Work Orders that provide for acceptance testing. Following written notification by Superior that a deliverable is complete and ready for acceptance testing, Client shall, within the schedule provided in the Work Order, fully complete all acceptance tests set forth in Work Order. Upon completion of acceptance testing, Client shall notify Superior, in writing, that (i) the deliverable is accepted, or (ii) the deliverable has failed acceptance testing. If Client contends that a that a deliverable has failed acceptance testing, then Client shall describe in detail the claimed failure, including specifying for each applicable testing step or criterion, that (i) the deliverable has passed, or (ii) it has failed, or (iii) it could not be tested due to the failure of a dependent component. Thereafter, for each failed deliverable, Superior shall, within the schedule specified in the Work Order, cure the claimed failure and re-submit the assignment for acceptance, provided that, if Superior disputes Client's contention that the deliverable has failed acceptance testing, then Superior shall not be obligated to continue working on the assignment. Deliverables will be deemed to have been accepted if (i) the Client accepts the deliverable in writing, or (ii) Client fails to timely and properly test the deliverable, or (iii) the Client, at any time, places the deliverable into production.

12.  Omitted

13.  Omitted

14.  Superior's Personnel

(a) It is expressly understood that personnel provided by Superior for the purpose of performing services under this MSA are the employees or subcontractors of Superior, and under no circumstances will be considered employees of the Client. Superior will be responsible for any and all applicable payroll and employment taxes and employee insurance, and the Client will have no liability therefore.

(b) Upon the request of the Client and for good cause, Superior shall immediately remove from the project any Superior personnel. Superior shall thereafter have a reasonable time to replace such person so removed.

(c) Services performed under the terms of this MSA will be performed at the Client's offices, Superior's offices, or at other locations.

(d) Superior's assigned consultant will be entitled to Superior's standard time-off benefits, including holidays, vacations, sick days and education. Schedule time-off will be subject to Client's review and approval. This time-off will not affect the rates for Superior's services under this Agreement.

15.  Bilateral No-Hire Agreement

Without the prior written consent of the other party. Client and Superior each agree to refrain from conducting employment discussions with, or hiring, directly or indirectly, the other party's employees, agents, and subcontractors ("Personnel") who have worked on the Project, until twelve (12) months after the date the Personnel were last involved in any activity related to the Project.

                                                  Master Service Agreement (MSA)
                                               Superior Consultant Company, INC.
                                                            for OrganicNet, Inc.

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16.  Warranty and Limitation of Liability

(a) Superior warrants that the Project will be performed in a workmanlike and professional manner consistent with the level of care and skill ordinarily exercised by the healthcare management and information systems consulting profession providing similar services under similar conditions.

(b) Except as expressly provided in the preceding subpart, ALL SERVICES PERFORMED UNDER THIS MSA ARE PROVIDED WITHOUT WARRANTY, AND THERE IS NO WARRANTY OF MERCHANT ABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(c) SUPERIOR WILL NOT BE LIABLE UNDER ANY CAUSE OF ACTION OR THEORY OF RECOVERY WHATEVER FOR:

          (i) Punitive, exemplary, special, incidental, or consequential damages for loss, damage, or expense, including but not limited to lost profits or goodwill, and costs of recovering, reprogramming, or reproducing any program or data, even if Superior has been advised of the likelihood of the same.

          (ii) Loss, claim, or damages of any kind or nature, in any amount in excess of the professional fees actually paid to Superior under the Scope of Work in connection with which the claim arises.

          (iii) Loss, claim, or damages arising out of any Year 2000 Failure. For purposes of this MSA, "Year 2000 Failure" means the failure of any hardware, software, information system, microprocessor, or other computer system to accurately process date/time data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries and the years 1999 and 2000 and leap-year calculations.

17.  Indemnification

(a) Superior and Client shall each indemnify, defend, and hold harmless the other from and against any third-party claims for loss, damage, expense (including attorneys' fees) liability, and claims for death or personal injury or physical damage to property caused by the negligent acts or omissions of the indemnifying party, its employees, agents, or subcontractors; provided, however, that any loss or destruction of electronically or magnetically stored information or any Year 2000 Failure shall not be deemed an injury to any person or physical damage to property.

(b) Each party shall promptly, and in writing, notify the other party of any such claim made against it by any third party, and shall take action as may be necessary to avoid default or other adverse consequences until such time as the other party has a reasonable opportunity to assume the defense of the claim.

(c) The party obligated to defend under this Section shall have the right to select counsel and to control such defense. The other party and its personnel shall cooperate and participate as required for such defense.

18.  Superior's Business

Client recognizes that Superior is in the business of providing services, including, but not limited to, strategic and operational consulting; the design, development, installation, implementation, enhancement, maintenance, administration, operation, training, and support of information management and telecommunication systems; and software and application development solutions. Client further recognizes that some of Superior's clients may compete with or be customers of Client. Except as expressly provided herein, Superior retains the right to continue to provide the same type of services, and any other services, to any other client, including competitors and customers of Client,

                                                  Master Service Agreement (MSA)
                                               Superior Consultant Company, Inc.
                                                            for OrganicNet, Inc.

--------------------------------------------------------------------------------

provided that Superior maintains its obligations of nondisclosure of Proprietary Information under this MSA. Client acknowledges that Superior retains the right to exercise its skills and expertise and to form and express opinions to its clients that may be based upon experience gained under this MSA.

19.  Assignment

Neither party may assign its obligations under this MSA, except to its subsidiaries and affiliates, without the other party's prior written consent, which may not be unreasonably withheld. Any purported assignment without prior consent shall be voidable by the other party.

20.  Compliance with Law

If Client is a healthcare entity subject to Medicare Regulation 42 C.F.R.
Section 420.302 and Section 1861 (V)(1)(l) of the Social Security Act, Superior agrees to grant access to the Controller General of the United States, the Department of Health and Human Services, and their duly authorized representatives, to Superior's and its subcontractors' and related organizations' contracts, books, documents, and records pertaining to work performed under this MSA until the expiration of four (4) years after the services are furnished under this MSA or subcontract.

21.  Notices

Any notices under this MSA shall be given in writing to Superior's Engagement Manager or the Client's Project Liaison, respectively. Any notices of termination or of breach must also be given in writing, as follows:

     If to Superior:

     Superior Consultant Company, Inc.
     4000 Town Center Drive, Suite 1100
     Southfield, Michigan  48075
     Attention:  General Counsel

     If to Client:

     OrganicNet, Inc.
     330 Townsend Street, Suite 206
     San Francisco, CA 94107
     Attention: William W. Shaw, III

Notice shall be transmitted by personal delivery or by overnight delivery service (e.g., Federal Express). Notice by either party of a change in its address for purposes of this section shall be in writing.

22.  Additional Terms

(a) This MSA, including its attachments, sets forth the full and complete agreement of the parties, and both parties warrant that there have been no other promises, obligations, or undertakings, oral or written. This MSA can be modified only by a written document signed by both parties.

(b) The captions and headings throughout this MSA are for convenience and reference only, and do not affect the meaning or intent of this MSA.

(c) If any section or clause contained in this MSA is found to be invalid by a court of competent jurisdiction, the remaining sections and clauses shall remain in full force and effect.

(d) Neither party shall be responsible for any delay or failure in performance, at any time during the term of this MSA, caused by flood, riot, insurrection, fire, earthquake, strike, explosion, war, act of God, Year 2000 Failure, or any other force or cause beyond the control of the party claiming the protection of this section.

(e) This MSA shall be interpreted and applied in accordance with the substantive law of the State of Michigan, and without regard to any choice of law provisions that would cause the law of another state to control.

     The following provisions of the MSA shall survive its termination:
Bilateral No-Hire MSA, Non Disclosure, Ownership, Warranty and Limitation of Liability, Indemnification, Superior's Business, and Choice of Law.

(f)  This MSA may be executed in counterpart.

                                                  Master Service Agreement (MSA)
                                               Superior Consultant Company, Inc.
                                                            for OrganicNet, Inc.

--------------------------------------------------------------------------------

23.  Authorized Signatures

Acknowledged and accepted for OrganicNet, Inc.:

By: /s/ William W. Shaw III
    ----------------------------------------------
    Signature

President                   9/20/99
---------------------       ----------------------
Title                       Date

Acknowledged and accepted for Superior consultant
Company, Inc.:

By: /s/ Joel F. French
    ----------------------------------------------
    Signature

Corporate VP,
Strategy Development        9/20/99
-------------------------   ----------------------
Title                       Date

Please return an executed copy of this MSA, including all applicable Schedules, to Consultant
Company, Inc., Attention Contract Processing, 4000
Town Center Drive, Suite 1100, Southfield,
Michigan 48075.

                                                                      Schedule A
                                                              Work Order #______
                                                           {Title Of Work Order}
                                                            for Organicnet, Inc.
                                                            --------------------

     This Work Order ("WO") is being entered into pursuant to the terms and conditions of that certain Master Service Agreement, dated {DATE}, between Superior Consultant Company, Inc., ("Superior") and {CLIENT NAME} ("Client").

Term This WO shall commence on the Effective Date, and, unless earlier terminated as provided in the Master Service Agreement, shall continue until {INSERT DATE}.

                  ______________________________________________________________

Scope of Work     Superior shall:

                  {INSERT OR ATTACH}

                  ______________________________________________________________

Additional        {Required if obligations are different or in addition to MSA}
Superior
Obligations       ______________________________________________________________

Client            {Required If obligations are different or in addition to MSA}
Obligations       ______________________________________________________________

Fees              {Required if not specified in, or if different from, MSA}

                  ______________________________________________________________

Change of Scope   This fixed-fee is based upon the above Scope of Work.  If the
{Required if      Scope of Work change the professional fees shall be revised
fixed fee}        accordingly. Any changes in the Scope of Work shall be
                  reflected in a written change order signed by each of the parties.

Invoicing and     {Required if not specified in, or if different from, MSA}
Billing

Acknowledged and accepted for {ADD CLIENT NAME}:

By:______________________________       _________________      _________________
   Signature                                  Title                  Date

Acknowledged and accepted for Superior Consultant Company, Inc.:

By:______________________________       _________________      _________________
   Signature                                  Title                  Date

Please return the countersigned Work Order to: Superior Consultant Company, Inc., Attention Contract Processing, 4000 Town Center Drive, Suite 1100, Southfield, Michigan 48075.

            Amendment No. 1 to Distribution and Services Agreement

     This Amendment No. 1 to Distribution and Services Agreement ("Amendment") is entered into as of September 21, 1999, by and between OrganicNet, Inc., a Delaware corporation with a place of business located at 330 Townsend Street, Suite 206, San Francisco, California 94107 ("OrganicNet'), and Superior Consultant Company, Inc. a Michigan corporation with a place of business located at 4000 Town Center, Suite 1100, Southfield, Michigan 48075 ("Superior"), and amends that certain Distribution and Services Agreement (the "Agreement") dated as of September 20, 1999,. The parties hereto hereby agree as follows:

1. Amendment. Section 3.14 of the Agreement is amended and restated to read in its entirety as follows:

       "3.14 SUPC shall be entitled to have one nominee of SUPC appointed to the board of directors of OrganicNet until the effective date of the initial public offering of the common stock of OrganicNet. SUPC and OrganicNet further agree that two SUPC nominees to the Advisory Council of OrganicNet shall be appointed and shall serve a term running from the date of the formation of the Advisory Council until December 31, 2001. OrganicNet shall act to effect the foregoing as soon as reasonably practicable following the Effective Date."

2. Entire Agreement. Except as expressly amended herein, the Agreement shall remain in place and continue to bind the Parties according to its terms. This Amendment contains the entire agreement between the Parties respecting the matters contained herein, and supersedes all prior discussions, negotiations, and agreements with respect thereto. As used in this Amendment, all capitalized terms used by not defined herein shall have the meanings defined in the Agreement.

3. Governing law. This Agreement will be governed by the laws of the State of California without giving effect to the principles of conflict of laws.

In Witness Whereof, the parties have executed this Amendment as of the day and year first above written.

     OrganicNet, Inc.               Superior Consultant Company, Inc.


By:    /s/ William W. Shaw III      By:   /s/ Joel F. French
   -------------------------------     --------------------------------------
   William W. Shaw, III, President     Joel F. French, Corporate Vice President,
                                       Strategic Development

Dated:  __________________________  Dated:  _________________________________